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                                                                   Exhibit 10.26

                          DATA BROADCASTING CORPORATION
                               3955 Point Eden Way
                                   PO Box 5028
                         Hayward, California 94540-5028
                 Tel: (510) 266-6000 Fax: (510) 266-____________





November 4, 1999



Dear Mr. Baldwin:

DBC is very interested in working with Wall Street Strategies in the following areas and would like to actively pursue these opportunities:

1. Participating in DBC seminars. DBC hosts several seminars to educate individual traders on trading. These events are often co-hosted with an online brokerage partner to demonstrate to attendees the power of using eSignal, DBC's premiere real-time streaming quotes service, and direct trading with an online broker. To enhance the educational value of the seminar and to increase interest and attendance to these events, we often feature a well-known speaker. We would be very interested in having Charles Payne present at our seminars. As we discussed, Charles Payne will be speaking at our Online Trading Seminar on December 8 in New York and December 9 in Philadelphia.

2. Wall Street Strategies reports. Our intent is to work with Wall Street Strategies to create a revenue generating report for eSignal users. eSignal users, totaling more than 16,000, will be able to access this report from eSignal's Research menu. Wall Street Strategies will create daily free content that will be available as a teaser to the premium service. Initially one or two premium reports will be available should the user wish to subscribe to these reports. These new services will be incorporated into eSignal in the first quarter of 2000.

3. Co-marketing. DBC will work closely with Wall Street Strategies to promote Charles Payne in our seminars and the Wall Street Strategies reports. Such marketing may include direct mail, website promotion, website links, mass emails, and print advertising.

We look forward to working closely with Wall Street Strategies on these exciting opportunities.

Sincerely,



/s/ Robin Verdeross
-------------------
Robin Verdeross
Director, Product Management